Exhibit 99.(a)(1)(Q)

EMAIL FROM THE COMPANY’S STOCK ADMINISTRATION DEPARTMENT TO ELIGIBLE OPTION HOLDERS:

To the Metabasis Therapeutics, Inc. Eligible Option Holders:

NOTICE – We have amended our Offer to Exchange Outstanding Options to Purchase Common Stock, dated December 8, 2008, as amended December 15, 2008.  The amendment, attached hereto, is for informational purposes and does not alter any other terms of the offer.  However, this notice is also to inform you that we have further extended the Stock Option Exchange Program.  The deadline to deliver your Election Form to the Company’s stock administration department is now 5:00 p.m., U.S. Pacific Time, on January 29, 2009.

Therefore, if you decide to participate in the Offer, you must complete and submit the Election Form in accordance with the instructions included with the form by 5:00 p.m., U.S. Pacific Time, on January 29, 2009, unless the Company further extends the expiration date of the Offer.  A copy of the Election Form along with instructions for completing and delivering the form can be obtained by contacting the Company’s stock administration department via email at kathiel@mbasis.com.

LATE SUBMISSIONS WILL NOT BE ACCEPTED, AND THEREFORE WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

To view a list of all your outstanding options, please contact the Company’s stock administration department via email at kathiel@mbasis.com.

Please feel free to contact the Company’s stock administration department via email at kathiel@mbasis.com for further assistance.